 Exhibit 16.1

GHP Horwath, P.C.
1670 Broadway, Suite 3000
Denver, Colorado 80202
303.831.5000
303.831.5001 Fax
www.GHPHorwath.com

April 12, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: China Information Security Technology, Inc.

We have read the statements that we understand China Information Security Technology, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

GHP Horwath, P.C.
Denver, Colorado

A GHP Financial Group company
GHP Horwath, P.C. is a member firm of Horwath International Association. Each member firm is a separate and independent legal entity.